SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                                Deltagen, Inc.
   ------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, Par Value $0.001 per Share
   ------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   24783R103
   ------------------------------------------------------------------------
                                (CUSIP Number)


                               February 16, 2002
   ------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 24783R103
-------------------

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1)       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons

         BRISTOL-MYERS SQUIBB COMPANY
         I.R.S. Employer Identification Number 22-079-0350
------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)      [ ]
         (b)      [X]
------------------------------------------------------------------------------
3)       SEC Use Only


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4)       Citizenship or Place of Organization

         Delaware
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                        (5)      Sole Voting Power

  Number of
                                 2,647,481 shares
    Shares    ----------------------------------------------------------------
                        (6)      Shared Voting Power
 Beneficially
                                 0 shares
   Owned by
              ----------------------------------------------------------------
     Each               (7)      Sole Dispositive Power

   Reporting                     2,647,481 shares

    Person    ----------------------------------------------------------------
                        (8)      Shared Dispositive Power
     With
                                 0 shares

------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         2,647,481 shares
------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         [ ]
------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9)

         7.6%
------------------------------------------------------------------------------
12)      Type of Reporting Person

         CO

ITEM 1(a)     Name of Issuer:
              Deltagen, Inc.
------------------------------------------------------------------------------
ITEM 1(b)     Address of Issuer's Principal Executive Offices:
              740 Bay Road, Redwood City, California 94063
------------------------------------------------------------------------------
ITEM 2(a)     Name of Person Filing:
              Bristol-Myers Squibb Company
------------------------------------------------------------------------------
ITEM 2(b)     Address of Principal Business Office or, if None, Residence:
              345 Park Avenue, New York, New York 10154
------------------------------------------------------------------------------
ITEM 2(c)     Citizenship:
              Delaware
------------------------------------------------------------------------------
ITEM 2(d)     Title of Class of Securities:
              Common Stock, $0.001 Par Value
------------------------------------------------------------------------------
ITEM 2(e)     CUSIP Number:
              24783R103
------------------------------------------------------------------------------
ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B)
              OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not applicable

ITEM 4.           OWNERSHIP.

(a)      Amount beneficially owned: 2,647,481 shares
(b)      Percent of class: 7.6%
(c)      Number of shares as to which such person has:
         (i)      Sole power to vote or to direct the vote: 2,647,481 shares
         (ii)     Shared power to vote or to direct the vote: 0 shares
         (iii)    Sole power to dispose or to direct the disposition of:
                  2,647,481 shares
         (iv) Shared power to dispose or to direct the disposition of: 0 shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.          CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

------------------------------------------------------------------------
Date: February 21, 2002
------------------------------------------------------------------------
Signature:
                                        BRISTOL-MYERS SQUIBB COMPANY



                                        By:   /s/ Sandra Leung
                                           ----------------------------------
                                           Name:  Sandra Leung
                                           Title: Corporate Secretary